CLECO CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                       FOR THE THREE MONTHS ENDED JUNE 30
                                   (Unaudited)

                                                   (In thousands, except share
                                                    and per share amounts)
                                                         2000          1999
                                                         ----          ----

BASIC

Net income applicable to common stock               $     16,454   $     13,716
                                                    ============   ============
Weighted average number of shares of common
     stock outstanding during the period              22,468,867     22,531,141
                                                    ============   ============

Basic net income per common share                   $       0.73   $       0.61
                                                    ============   ============

DILUTED

Net income applicable to common stock               $     16,454   $     13,716
                                                    ------------   ------------
Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under
  the "if-converted" method:
Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock,
  net of tax                                                 338            348
                                                    ------------   ------------
Add/(Deduct) additional cash contribution
  required, which is equal to dividends
  on preferred stock less dividends
  paid at the common dividend rate, net
  of tax                                                       1             (7)
                                                    ------------   ------------
Add tax benefit associated with dividends
  paid on allocated common shares                            115             99
                                                    ------------   ------------
Adjusted income applicable to common stock          $     16,908   $     14,156
                                                    ============   ============
Weighted average number of shares of common
  stock outstanding during the period                 22,468,867     22,531,141
                                                    ------------   ------------
Number of equivalent common shares
  attributable to ESOP                                 1,317,895      1,339,911
                                                    ------------   ------------
Common stock under stock option grants                     7,979            -0-
                                                    ------------   ------------
Average shares                                        23,794,741     23,871,052
                                                    ============   ============
Diluted net income per common share                 $       0.71   $       0.59
                                                    ============   ============